UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

BNC BANCORP

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

1226 Eastchester Drive

High Point, NC 27265

(336) 869-9200

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 15, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of BNC Bancorp (the “Company”) will be held as follows:

Place:	High Point Country Club
808 Country Club Drive
High Point, North Carolina

Date:	June 15, 2010

Time:	5:30 p.m., Eastern Time

The purposes of the Annual Meeting are:

1.	To elect four persons who will serve as members of the Board of Directors until the 2013 annual meeting of shareholders or until their successors are duly elected and qualified.

2.	To approve extending the authorization of the Company to issue shares of common stock in one or more non-public offerings in accordance with Nasdaq Marketplace Rule 5635;

3.	To approve Amendment No. 1 to the BNC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan;

4.	To participate in an advisory (non-binding), vote to approve the compensation of the Company’s executive officers, as disclosed in the Proxy Statement;

5.	To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. (“CBH”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

6.	To consider and act on any other matters that may properly come before the Annual Meeting or any adjournment. The Board of Directors is not aware of any other business to be considered at the Annual Meeting.

The Board of Directors has established April 21, 2010, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. If an insufficient number of shares is present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

A form of proxy is enclosed to enable you to vote your shares at the Annual Meeting. You are urged, regardless of the number of shares you hold, to complete, sign, date and return the proxy promptly. A return envelope, which requires no postage, if mailed in the United States, is enclosed for your convenience.

By Order of the Board of Directors,

/s/ W. Swope Montgomery, Jr.
W. Swope Montgomery, Jr.
President and Chief Executive Officer

April 29, 2010

High Point, North Carolina

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held On June 15, 2010

This Proxy Statement is being mailed to our shareholders on or about April 30, 2010, for solicitation of proxies by the Board of Directors of BNC Bancorp. Our principal executive offices are located at 1226 Eastchester Drive, High Point, North Carolina 27265. Our telephone number is (336) 869-9200.

In this Proxy Statement, the terms “we,” “us,” “our,” “BNC” and the “Company” refer to BNC Bancorp. The term “Bank” means Bank of North Carolina, our wholly-owned, North Carolina-chartered bank subsidiary. The terms “you” and “your” refer to the shareholders of the Company.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders

Meeting to Be Held June 15, 2010.

The Notice, Proxy Statement and Annual Report to Shareholders for year ended December 31,

2008 are also available at: http://www.cfpproxy.com/4861. You may access the above off-

site website by going to www.bankofnc.com and clicking on the link.

INFORMATION ABOUT THE ANNUAL MEETING

Your vote is very important. For this reason, our Board is requesting that you allow your common stock to be represented at the 2010 annual meeting of shareholders by the proxies named on the enclosed proxy card.

When is the annual meeting?	June 15, 2010 at 5:30 p.m., Eastern Time.

Where will the annual meeting be held?	At the High Point Country Club, 808 Country Club Drive, High Point, North Carolina.

What items will be voted on at the annual meeting?	1.	ELECTION OF DIRECTORS. To elect four directors to serve until the 2013 annual meeting of shareholders.

	2.	APPROVAL TO AUTHORIZE THE COMPANY TO ISSUE SHARES OF COMMON STOCK. To approve the authorization of the Company to issue shares of common stock in one or more non-public offerings in accordance with Nasdaq Marketplace Rule 5635.

	3.	APPROVAL OF AMENDMENT NO. 1 TO THE BNC BANCORP OMNIBUS PLAN. To approve an amendment to the BNC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan to increase the number of shares in the plan pool.

	4.	PARTICIPATION IN ADVISORY VOTE. To participate in an advisory (non-binding) vote to approve the compensation of the Company’s executive officers, as disclosed in the Proxy Statement.

	5.	RATIFICATION OF REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of CBH as the Company’s independent registered public accounting firm for fiscal year 2010; and

	6.	OTHER BUSINESS. To consider any other business as may properly come before the annual meeting or any adjournment.

Who can vote?	Only holders of record of our common stock at the close of business on April 21, 2010, (the “Record Date”) will be entitled to notice of and to vote at the annual meeting and any adjournment of the annual meeting. On the Record Date, there were 7,341,901 shares of our common stock outstanding and entitled to vote and 1,339 shareholders of record.

How do I vote by proxy?	You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage- paid envelope. If you return your signed proxy card before the annual meeting, the proxies will vote your shares as you direct. The Board of Directors has appointed proxies to represent shareholders who cannot attend the annual meeting in person.

For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For each other item of business, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting. If a nominee for election as a director becomes unavailable for election at any time at or before the annual meeting, the proxies will vote your shares for a substitute nominee.

If you return your signed proxy card but do not specify how you want to vote your shares, the proxies will vote them “FOR” the election of all of our nominees for directors and “FOR” all other proposals presented in this Proxy Statement in accordance with Board of Directors recommendations.

If your shares are held in the name of a broker or other nominee (i.e., held in “street name”), you will need to obtain a proxy instruction form from the broker holding your shares and return the form as directed by your broker. Effective January 1, 2010, your broker is no longer permitted to vote on your behalf on the election of directors unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone or Internet or completing and returning the voting instruction card provided by your broker. For your vote to be counted in the election of directors, you now will need to communicate your voting decision to your bank, broker or other holder of record before the date of the Annual Meeting.

We are not aware of any other matters to be brought before the annual meeting. If matters other than those discussed above are properly brought before the annual meeting, the proxies may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?	You can change or revoke your proxy at any time before it is voted at the annual meeting in any of three ways: (1) by delivering a written notice of revocation to the Secretary of the Company; (2) by delivering another properly signed proxy card to the Secretary of the Company with a more recent date than your first proxy card; or (3) by attending the annual meeting and voting in person. You should deliver your written notice or superseding proxy to the Secretary of the Company at our principal executive offices shown above.

How many votes can I cast?	You are entitled to one vote for each share held as of the Record Date on each nominee for election and each other matter presented for a vote at the annual meeting. You may not vote your shares cumulatively in the election of directors.

How many votes are required to approve each of the proposals?	A vote on the proposals presented at the Annual Meeting will occur only if a quorum is present. Election as a director requires a plurality of the votes cast in person or by proxy. If you withhold your vote on a nominee, your shares will not be counted as having voted for that nominee.

The vote to approve extending the authorization of the Company to issue shares of common stock in one or more non- public offerings in accordance with Nasdaq Marketplace Rule 5635 requires the affirmative vote of the holders of a majority of the shares present, or represented by proxy, at the Annual Meeting.

The vote to approve Amendment No. 1 to the BNC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan requires the affirmative vote of the holders of a majority of the shares present, or represented by proxy, at the Annual Meeting.

The advisory vote on the compensation of the Company’s executive officers requires the affirmative vote of the holders of a majority of the shares present, or represented by proxy, at the Annual Meeting.

The proposal to ratify the appointment of the Company’s independent registered public accounting firm for 2010 requires that the votes cast in favor exceed the votes cast in opposition.

Any other matters properly coming before the annual meeting for a vote will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on that matter.

How are abstentions and broker non-votes counted?	Abstentions and broker non-votes are not treated as votes cast on any proposal, therefore, neither will have an effect on the vote for the election of any director or the ratification of our independent registered public accounting firm.

A broker non-vote occurs when a broker does not vote on a particular matter because the broker does not have discretionary authority on that matter and has not received instructions from the owner of the shares.

In the event there are insufficient votes present at the annual meeting for a quorum or to approve or ratify any proposal, the annual meeting may be adjourned in order to permit the further solicitation of proxies.

What constitutes a “quorum” for the annual meeting?	A majority of the outstanding shares of our common stock entitled to vote at the annual meeting, present in person or represented by proxy, constitutes a quorum (a quorum is necessary to conduct business at the annual meeting). Your shares will be considered part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from any director nominee count as shares present at the annual meeting for purposes of determining a quorum.

Who pays for the solicitation of proxies?	We will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies. In addition to solicitation by mail, our officers, directors and regular employees, as well as those of the Bank, may make solicitations personally, by telephone or otherwise without additional compensation for doing so. We reserve the right to engage a proxy solicitation firm to assist in the solicitation of proxies for the annual meeting. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies.

When are proposals for the 2011 annual meeting due?	To be considered either for inclusion in the proxy materials solicited by the Board of Directors for the 2011 annual meeting, proposals must be received by the Secretary of the Company at our principal executive offices at 1226 Eastchester Drive, High Point, North Carolina 27265 no later than December 31, 2010. To be included in the proxy materials, a proposal must comply with our Bylaws, Rule 14a- 8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any proposal not intended to be included in the proxy statement for the 2011 annual meeting, but intended to be presented at that annual meeting, must be received by us at our principal executive offices listed above no later than March 15, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The Exchange Act requires that any person who acquires the beneficial ownership of more than five percent of the Company’s common stock notify the Securities and Exchange Commission (the “SEC”) and the Company. Following is certain information, as of the Record Date, regarding those persons or groups who held of record, or who are known to the Company to own beneficially, more than five percent of the outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[2]

Lenin J. Peters, M.D. 507 Lindsay Street High Point, NC 27265	619,952	8.44%(2)

U.S. Department of the Treasury 1500 Pennsylvania Avenue, NW Washington, D.C. 20220	543,337(3)	6.89%(4)

(1)

Voting and investment power are not shared unless otherwise indicated. Also, unless otherwise noted, all shares are owned directly or indirectly by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.

(2)

Based upon a total of 7,341,901 shares of common stock outstanding at the BNC Record Date, plus the number of shares that each individual has the right to purchase under BNC’s Stock Option Plan for Non-Employees/Directors.

(3)

The amount represents a warrant to purchase 543,337 shares of its common stock to the U.S. Department of the Treasury on December 5, 2008. As of the record Date, the U.S. Department of the Treasury had not exercised the warrant. A description of the Company’s participation in the Troubled Asset Relief Program and Capital Purchase Program can be found on page 15.

(4)

Based upon a total of 7,885,238 shares of common stock which is the sum of 7,341,901, the total number of shares outstanding as of the record date and 543,337 shares underlying the warrant which is currently exercisable.

Set forth below is certain information, as of the Record Date, regarding those shares of common stock owned beneficially by each of the persons who currently serves as a member of the Board of Directors, is a nominee for election to the Board at the annual meeting, or is a named executive officer of the Company. Also shown is the number of shares of common stock owned by the directors and executive officers of the Company as a group.

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percentage of Class(2)

Larry L. Callahan 2551 Renn Road Kernersville, NC 27284	18,952	(3)	0.26%

Richard D. Callicutt II 4244 Rockbridge Road High Point, NC 27262	83,554	(4)	1.13%

Joseph M. Coltrane, Jr. 6001 Knightbridges Court Kernersville, NC 27284	40,251	(5)	0.55%

W. Swope Montgomery, Jr. 4831 Worchester Place Jamestown, NC 27282	150,915	(6)	2.04%

Lenin J. Peters, M.D. 507 Lindsay Street High Point, NC 27262	619,952		8.44%

Thomas R. Smith, CPA 309 Balsam Drive Lexington, NC 27292	85,883	(7)	1.17%

David B. Spencer 7420 Foxchase Drive Trinity, NC 27370	203,257	(8)	2.76%

Robert A. Team, Jr. 102 Acacia Circle Lexington, NC 27292	33,333		0.45%

D. Vann Williford 4455 Fair Oaks Lane High Point, NC 27265	71,222	(9)	0.97%

Richard F. Wood 701 Florham Drive High Point, NC 27262	27,398	(10)	0.37%

Thomas R. Sloan 705 Sunset Drive Greensboro, NC 27408	152,284	(1 1 )	2.07%

Charles T. Hagan III 305 Meadowbrook Terrace Greensboro, NC 27408	41,614	(1 2 )	0.57%

Randall R. Kaplan 302 Kemp Road West Greensboro, NC 27410	81,677	(1 3 )	1.11%

All directors and executive officers as a group (13 persons)	1,610,292	(1 4 )	21.50%

(1)

Voting and investment power is not shared unless otherwise indicated. Unless otherwise noted all shares are owned directly or indirectly by the named individuals, by their spouses or minor children, or by other entities controlled by the named individuals.

(2)

Based upon a total of 7,341,901 shares of the common stock outstanding at the Record Date, plus the number of shares that such individual has the right to purchase under BNC’s Stock Option Plan for Non-Employees/Directors and BNC’s Stock Option Plan for Key Employees.

(3)	Includes 1,513 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(4)	Includes 22,000 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Key Employees.

(5)	Includes 1,513 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(6)	Includes 52,250 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Key Employees.

(7)	Includes 3,025 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(8)

Includes 31,625 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Key Employees, and 113,622 shares held by BNC’s Rabbi Trust over which Mr. Spencer, as trustee, has voting power.

(9)	Includes 4,538 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(1 0 )	Includes 3,025 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors and Stock Option Plan for Key Employees.

(1 1 )	Includes 7,324 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors and Stock Option Plan for Key Employees.

(1 2 )	Includes 7,324 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors and Stock Option Plan for Key Employees.

(1 3 )	Includes 12,760 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors and Stock Option Plan for Key Employees.

(1 4 )	Includes 129,022 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employees/Directors and Stock Option Plan for Key Employees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during the fiscal year ended December 31, 2009, its executive officers and directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has currently set its number at 12 members. Our Bylaws provide that in order to be eligible for consideration at the Annual Meeting of Shareholders, all nominations of directors, other than those made by the Corporate Governance/Nominating Committee or the Board of Directors, must be in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, that if less than 60 days’ notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

The following provides information about the four nominees for election to the Board of Directors for three-year terms, as well as the eight continuing directors.

NOMINEES FOR TERM ENDING AS OF THE 2013 ANNUAL MEETING (3-YEAR TERM)

Lenin J. Peters, M.D., age 59, is the President of Bethany Medical Center. He has served as a director of the Bank since 1991 and of the Company since 2002. Dr. Peters has a total of 18 years banking experience. Dr. Peters earned his medical degree from University of Pittsburg, Pennsylvania. Dr. Peters has attended several financial and corporate governance courses from Wharton School of Business.

Thomas R. Smith, age 61, is the President of Smith, Parlsey & McWhorter, a CPA firm. He has served as a director of the Bank since 1997 and of the Company since 2002. Mr. Smith has a total of 21 years banking experience. Mr. Smith earned a B.S. degree from Barton College. Mr. Smith has attended several Director Assemblies and Director College with the North Carolina Banking Association (“NCBA”) and numerous NCBA seminars.

D. Vann Williford, age 61, is the President of Vesco Material Handling Equipment, Inc. (d/b/a Atlantic Coast Toyotalift). He has served as a director of the Bank since 1991 and of the Company since 2002. Mr. Williford has a total of 18 years banking experience. Mr. Williford earned a B.S. degree from North Carolina State University. Mr. Williford has attended Director Assemblies and Director College with the NCBA.

Thomas R. Sloan, age 65, is retired. Mr. Sloan was previously employed as an internal consultant with Essilor Laboratories of America, an optical equipment and supply company, until 2003. Prior to 2003, he was the Chairman of Essilor Laboratories of America. Mr. Sloan has served as a director of the Bank since 2006 and of the Company since 2006. He has a total of 16 years banking experience. Mr. Sloan earned a B.S and M.S. in Optics from the University of Rochester and an M.B.A. from Northeastern University. Mr. Sloan has attended NCBA Director College. Mr. Sloan has served on the board of the following companies: Precision Fabrics Group, Inc.; Piedmont Pharmaceuticals, Inc.; Aq Data, Inc.; Mediwave Star Technology, Inc.; and Bioptigen, Inc., none of which are public companies.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES NAMED ABOVE FOR ELECTION AS DIRECTORS.

The following gives information about our directors continuing in office.

Richard F. Wood, age 65, is employed by Wells Fargo Advisors as a Financial Advisor/Investment Officer. He is also the Secretary of the Company. Mr. Wood has served as a director of the Bank since 1991 and of the Company since 2002. Mr. Wood has a total of 19 years banking experience. Mr. Wood attended East Carolina University. Mr. Wood has attended Director Assemblies and Director College with the NCBA.

Larry L. Callahan, age 62, is the President and Owner of Callahan, Inc. and is also the Owner of Triad Land Surveying. He has served as a director of the Bank since 2002 and of the Company since 2002. Mr. Callahan has a total of 18 years banking experience. Mr. Callahan attended one year at a community college. Mr. Callahan has attended Director Assemblies and Director College with the NCBA.

Joseph M. Coltrane, Jr., age 63, is an attorney with Coltrane, Grubbs & James PLLC. He has served as a director of the Bank since 2002 and of the Company since 2002. Mr. Coltrane has a total of 12 years banking experience. Mr. Coltrane earned a B.A. in Journalism and a J.D. from the University of North Carolina at Chapel Hill. Mr. Coltrane has completed 360 hours of legal and continuing education sponsored by the North Carolina Banking Institute, as well as attended Director Assemblies and Director College with the NCBA.

Charles T. Hagan III, age 61, is an attorney and member of Hagan Davis Mangum Barrett Langley & Hale PLLC from May 2007 to the present. Prior to May 2007, he was an attorney and member at Nexson, Pruett, Adams, Kleemeier PLLC. He has served as a director of the Bank since 2006 and of the Company since 2006. Mr. Hagan has a total of nine years banking experience. Mr. Hagan earned a B.A. degree from the University of North Carolina at Chapel Hill and a J.D. from Wake Forest University. Mr. Hagan has attended Director Assemblies and Director College with the NCBA and numerous NCBA seminars.

Randall R. Kaplan, age 53, is the Chief Executive Officer of Capsule Group, LLC, a car wash chain and real estate development company. He has served as a director of the Bank since 2006 and of the Company since 2006. Mr. Kaplan has a total of nine years banking experience. Mr. Kaplan earned a B.A. degree from Brown University and a J.D. from Michigan Law School.

W. Swope Montgomery, Jr., age 61, is the President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank. He has served as a director of the Bank since 1991 and of the Company since 2002. Mr. Montgomery has a total of 39 years banking experience. Mr. Montgomery earned a B.A. degree from the University of North Carolina at Chapel Hill. Mr. Montgomery has attended numerous seminars and Director College with the NCBA.

Richard D. Callicutt II, age 50, is the Chief Operating Officer and Executive Vice President of the Company and President and Chief Operating Officer of the Bank. He has served as a director of the Bank since 2003 and of the Company since 2003. Mr. Callicutt has a total of 29 years banking experience. Mr. Callicutt earned a B.S. degree from High Point University. He has attended numerous seminars and Director College with the NCBA.

Robert A. Team, Jr., age 54, is the President of Carolina Investment Properties, Inc. He has served as a director of the Bank since 2000 and of the Company since 2002. Mr. Team has a total of 12 years banking experience. Mr. Team earned a B.S. degree from Wake Forest University. Mr. Team has attended numerous seminars and Director College with the NCBA.

No director or principal officer is related to another director or principal officer. Other than Mr. Sloan, no director is a director of any company with a class of securities registered pursuant to the Exchange Act.

We have no reason to believe that any of the nominees for election will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, however, the proxies will vote for the election of another person as they determine in their discretion or may allow the vacancy to remain open until filled by the Board. In no circumstance will any proxy be voted for more than two nominees who are not named in this proxy statement. Properly executed and returned proxies, unless revoked, will be voted as directed by you or, in the absence of direction, will be voted in favor of the election of the recommended nominees. An affirmative vote of a plurality of votes cast at the annual meeting is necessary to elect a nominee as a director.

OUR BOARD OF DIRECTORS

AND ITS COMMITTEES

How often did our Board of Directors meet during 2009?

Our Board is scheduled to meet on a monthly basis or as needed. During 2009, the Board met 12 times. All incumbent directors attended more than 75% of the total number of meetings of the Board and its committees on which they served during the year.

What committees does our Board have?

During 2009, our Board had four standing committees, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Executive Committee. The voting members of these Committees are appointed by the Board annually from among its members. Certain of our executive officers also serve as non-voting, advisory members of these committees.

How can you communicate with the Board or its members?

We do not have formal procedures for shareholder communication with our Board. In general, our directors and officers are easily accessible by telephone, postal mail or e-mail. Any matter intended for your Board, or any individual director, can be directed to W. Swope Montgomery, Jr., our President and Chief Executive Officer or David B. Spencer, our Chief Financial Officer, at our principal executive offices 1226 Eastchester Drive, High Point, North Carolina 27265. You also may direct correspondence to our Board, or any of its members, in care of the Company at the foregoing address. Your communication will be forwarded to the intended recipient unopened.

Attendance at Annual Meetings

Although it is customary for all of our directors to attend annual meetings of shareholders, we have no formal policy in place requiring attendance. All but one director attended our annual meeting of shareholders held on May 19, 2009.

How can a shareholder nominate someone for election to the Board?

Our Bylaws provide that in order to be eligible for consideration at the annual meeting of shareholders, all nominations of directors, other than those made by the Nominating and Corporate Governance Committee, must be in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, that if less than 60 days’ notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

The Board may disregard any nominations that do not comply with these requirements. Upon the instruction of the Board, the inspector of voting for an annual meeting may disregard all votes cast for a nominee if the nomination does not comply with these requirements. Written notice of nominations should be directed to the Secretary of the Company.

Who serves on the Board of Directors of the Bank?

The Bank has 12 directors currently serving on its board of directors, who are the same people who are currently Directors of the Company. The Bank’s board of directors has appointed several standing committees to which certain responsibilities have been delegated – including the Asset Liability Committee and the Loan Committee.

Executive Session

The members of the Board of Directors who are independent under Nasdaq listing standards meet regularly in executive session without management present. Executive sessions are generally held in connection with a regularly scheduled Board meeting. In addition, executive sessions may be held when called by two or more directors or at the request of the Board of Directors.

Executive Committee

BNC’s Executive Committee consists of W. Swope Montgomery, Jr., Lenin J. Peters, M.D., Thomas R. Smith, CPA, D. Vann Williford, Thomas R. Sloan, Robert A. Team and Charles T. Hagan III. The Executive Committee makes recommendations to the full Board and acts on policies adopted by the Board in the absence of a meeting of the entire Board. This Committee generally meets 12 times a year, and during the fiscal year ended December 31, 2009, the Executive Committee met 14 times.

Nominating and Corporate Governance Committee

BNC’s Nominating and Corporate Governance Committee (“Nominating Committee”) consists of Charles T. Hagan III (chairman), Randall R. Kaplan, Larry L. Callahan, Richard F. Wood and Joseph M. Coltrane, Jr. All members of the Nominating Committee are “independent” as defined in the Nasdaq’s listing standards. The Nominating Committee evaluates qualifications and candidates for positions on the Company’s Board and nominates new and replacement members for the Board. In addition, the Corporate Nominating Committee facilitates an annual evaluation by the Board members of the Board, as a whole, and each individual director’s performance.

In reviewing candidates for the Board, the Nominating Committee seeks individuals whose background, knowledge and experience will assist the Board in furthering the interests of BNC and its shareholders. Some of the factors considered in this evaluation include experience in the areas of banking and finance, accounting, and the related businesses of the Company and the Bank as well as outstanding achievement in his or her personal career, an understanding of the business environment generally, a willingness to devote adequate time to service on the Board of Directors and honesty and integrity. The Nominating Committee reviews the qualifications of, and approves and recommends to the Board, those individuals to be nominated for positions on the Board and submitted to shareholders for election at each annual meeting. In addition, the Nominating Committee will consider nominees for the Board by shareholders that are proposed in accordance with the advance notice procedures in our Bylaws which are described in the section of this Proxy Statement entitled “How can a shareholder nominate someone for election to the Board?”

The Committee identifies director nominees from various sources such as officers, directors, and shareholders and in 2009 did not retain the services of any third party consultants to assist in identifying and evaluating potential nominees. The Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a Committee-recommended nominee. The Committee received no nominations from any of the Company’s shareholders. A copy of the Company’s Corporate Governance Policy, which is reviewed annually, and is available on the Company’s website: www.bankofnc.com.

The Nominating Committee has no written diversity policy; however, the Nominating Committee considers diversity of professional experience, skills and other individual qualities and attributes that contribute to board heterogeneity. While there is one ethnic minority and no women on the Board, any qualified candidate receives consideration regardless of race, gender or national origin.

The Nominating Committee met one time in 2009.

Audit Committee

The Company’s Board has a standing Audit Committee. BNC’s Audit Committee consists of Thomas R. Smith, CPA (chairman), Joseph M. Coltrane, Jr., Richard F. Wood and Charles T. Hagan III. The BNC Board of Directors has determined that these directors are “independent” as defined in the Nasdaq listing standards and the SEC’s rules and regulations. The Audit Committee meets on an as needed basis (but no less than four times per year) and, among other responsibilities, (i) appoints, compensates and retains BNC’s independent auditor; (ii) oversees the independent auditing of BNC; (iii) arranges for, receives and reviews periodic written and verbal reports from the independent auditors, from management and from all internal audit contractors and employees; (iv) reviews corporate policies regarding compliance with laws and regulations, conflicts of interest and employee misconduct and reviews situations related thereto; (v) reviews, develops and implements the Company’s internal audit policies and procedures, and appoints, meets with and oversees all internal audit contractors and employees and the management employees who are directly responsible for those activities; (vi) establishes and reviews annually procedures for the receipt, retention, and treatment of complaints regarding accounting, internal auditing controls and auditing matters; (viii) pre-approves all audit and non-audited related services provided by the independent auditor; and (ix) performs other duties as may be assigned to it by the Board.

BNC has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter, which is reviewed annually, and is available on the Company’s website: www.bankofnc.com.

The Audit Committee met nine times during the fiscal year ended December 31, 2009.

The BNC Board of Directors has determined that Thomas R. Smith, CPA, is an “audit committee financial expert” and “independent” as defined under applicable rules and regulations. The Board’s affirmative determination was based upon, among other things, his educational and professional credentials and financial background.

Report of Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and has discussed with the independent auditors the matters required to be discussed by Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. As part of its duties, the Audit Committee also considered whether the provision of services other than audit services during fiscal year 2010 by Cherry, Bekaert & Holland, L.L.P. BNC’s independent registered public accounting firm for that period, is compatible with maintaining the accountant’s independence. The Audit Committee also reappointed the independent auditors and the BNC Board of Directors concurred in such appointment.

Thomas R. Smith, CPA, Chairman

Richard F. Wood

Joseph M. Coltrane, Jr.

Charles T. Hagan III

Compensation Committee

Review of the Company’s and the Bank’s salary programs and recommendations to the Company’s and the Bank’s boards of directors regarding compensation of the executive officers are the responsibility of the Compensation Committee. For a discussion of the Company’s processes and procedures for consideration and determination of management compensation plans refer to “Compensation Discussion and Analysis” in this Proxy Statement.

All of the members of the Compensation Committee are independent as defined in Section 4200(a)(15) of the Nasdaq’s listing standards. The Board of Directors determines on an annual basis each director’s independence. The members of the Compensation Committee in fiscal year 2009 were Directors Smith, Peters, Williford, Sloan and Coltrane. The Compensation Committee met 12 times during the fiscal year ending December 31, 2009. The Compensation Committee is responsible for developing, implementing and maintaining the Company’s compensation policies.

BNC has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee Charter, which is reviewed annually, and amended as necessary, may be obtained on the Company’s website: www.bankofnc.com.

The Committee did not engage a compensation consultant in 2009. The Committee is responsible for determining the compensation of executive officers. Then the Committee discusses its recommendations on compensation for all executive officers with Mr. Montgomery, other than his own. He does not participate in the Committee’s discussion or decisions regarding his own compensation.

Objectives of Our Compensation Program

The overall objective of our compensation program is to directly link total compensation paid to the directors and employees, including the named executive officers, to the Company’s financial performance. In order to accomplish this overall objective, our compensation program is designed to: (i) attract the qualified executives necessary to meet our needs as defined by the Company’s strategic plans, and (ii) retain and motivate executives whose performance supports the achievement of our long-term plans and short-term goals. It is the committee’s opinion that given today’s competitive marketplace, along with our Company’s long track record of consistent financial results that have exceeded peers, retaining each of the members of our existing management team is critical to our long-term success and fulfilling our fiduciary responsibilities to our shareholders. Our core belief is that individuals who have incentive will work hard to the benefit of the Company’s shareholders.

Compensation Decision Process

To assist in making its compensation decisions, the Committee reviewed the compensation information of a group of peer financial institutions in similar markets, with similar growth rates in earnings and assets. The Committee considered publicly available market data regarding compensation practices for CEO’s, including salary and non-cash and cash incentive awards, of the peer financial institutions to ensure that our Chief Executive Officer and other executive officers’ compensation is competitive in the marketplace. The Company competes for executive talent with national and regional banks of similar scope of operations. As a result, the Committee determined that salary, target annual cash incentive awards and long-term incentive awards for our named executive officers should be comparable to those provided by a peer group of similar sized community banks that have historical track record of financial performance similar to our Company.

The peer groups used for compensation practices and comparisons included:

•	Financial institutions in North Carolina with average assets of $1 billion to $2 billion

•	Southeastern United States commercial banks with average assets of $900 million to $1.5 billion

Elements of Compensation

Our compensation program consists of the following elements: (i) base salary, (ii) bonuses, (iii) long-term equity incentive awards, (iv) supplemental retirement plans, (v) deferred compensation and (vi) other executive benefits.

Base Salary. The salaries of our named executive officers are designed to provide a reasonable level of compensation that is affordable to the Company and fair to the executive. Salaries are reviewed annually, and adjustments, if any, are made based on the review of competitive salaries in our peer group, as well as an evaluation of the individual officer’s responsibilities, job scope, and individual performance. For example, the Committee assesses each officer’s success in achieving forecasted earnings and return ratios, business conduct and integrity, and leadership and team building skills.

The Committee reviewed salaries of chief executive officers available within the 2009 peer group described above. Based on this review, and the contribution of each executive officer relative to the success of our Company and the contribution of the Chief Executive Officer, the Committee determined that our named executive officers’ salaries were in-line with comparable financial institutions and the overall contribution each provides to the success of our Company. The 2009 base salaries for each of our named executive officers are reflected in the Summary Compensation table on page 20 of this Proxy Statement.

Base salaries are managed within a range around the median. All salary increases reflect the Committee’s desire to maintain competitive compensation relative to the peer group.

Bonuses-Annual Cash Incentive Awards. The Company has adopted an incentive program, Compensation for Stakeholders, which establishes an overall incentive pool to be distributed to employees bankwide, including executive officers. The purpose of the program is to promote achievement of the Company’s annual performance goals. As part of this program, ten key variables that drive profitability are tracked relative to the prior year, and as levels are obtained in each of the key variables above a minimum acceptable growth rate, a percentage of the incremental pretax enhancement is allocated to each of the bankwide and management incentive pools. If the Company does not achieve net income growth of greater than approximately 4% compared to the prior year’s and the Bank’s ratings on regulatory examinations are not satisfactory in all categories, no incentive award is made. After the minimum performance goals are met, a portion of every dollar over the minimum is added to the pool to be divided among employees and named executive officers. This program awards improvements in areas such as average loans, average core deposits, net interest income, net interest margin, efficiency ratio, non-interest income, while deducting for unacceptable levels of credit quality, including charge-offs, nonperforming assets, and loans past due. This program has been in place at the Bank and the Company for over nine years, and has allowed our organization to create a culture where our employees’ interests and actions are closely aligned with our shareholders’ interests on a daily basis. The program provides directors a report that is evaluated by the Compensation Committee. This report quantifies the correlations between incentive pool totals with expected increases in net income and return on tangible equity levels.

The Chief Executive Officer will provide a recommendation to the Committee on the allocation and distribution of the management incentive pool to specific officers. The Committee will deliberate independent of management, and determine the final allocation of the pool based on overall performance levels and compensation objectives.

Financial Performance Objectives. The financial objectives of the Compensation for Stakeholders program, our Company, the Board of Directors, and the Compensation Committee are all consistent: Provide consistent, long-term earnings growth that result in superior returns to our shareholders. Consistency is a key objective, which dictates maintaining exceptional credit quality, growth in earning assets, efficient deployment of non-interest expenses, and a strong correlation between expansion and profitability.

In 2009, the Company-wide Compensation for Stakeholders plan resulted in no bonus pool. However, the plan provides for a discretionary component to reward employees for exceptional performance in times when industry and economic challenges are not conducive to increases in the Company’s and Bank’s performance. The Compensation Committee compares Company performance relative to peer performance and provides incentives where it is deemed warranted. All employees, except the five most highly compensated employees, which includes the named executive officers, received a small discretionary bonus in 2009.

Long-Term Equity Incentive Awards. The Company maintains the Omnibus Stock Ownership and Long Term Incentive Plan (“Omnibus Plan”), under which it is permitted to grant incentive stock options, restricted stock grants, stock appreciation rights and performance units. The purpose of the Omnibus Plan is to promote the interests of the Company by attracting and retaining employees of outstanding ability and to provide executives of the Company greater incentive to make material contributions to the success of the Company by providing them with stock-based compensation which will increase in value based upon the market performance of the common stock and/or the corporate achievement of financial and other performance objectives. The Compensation Committee intends to associate the vesting of awards to the achievement of selected financial performance goals.

The Company also maintains two other, older equity incentive awards programs, the Key Employee Stock Option Plan and the Stock Option Plan for Non-Employees/ Directors. Both plans were adopted at the inception of the Bank, and later adopted by the Company at its inception. All eligible awards under these plans have been granted.

Under the terms of the Omnibus Plan, the Key Employee Stock Option Plan and the Stock Option Plan for Non-Employees/Directors, option exercise prices are always based upon the closing trading price of the Company’s common stock on the date of grant by the Board of Directors.

In 2009, restricted stock grants were made to Mr. Montgomery – 11,000 shares, Mr. Callicutt – 10,000 shares, and Mr. Spencer – 15,000 shares. Additional information about these awards can be found in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year End Table.

Other Executive Benefits - Perquisites. The Company provides the following to our named executive officers:

•	country club memberships and dues;

•	personal use of Company-provided auto or auto allowance;

•	expenses for spouses to attend conferences: and

•	personal use of Company-provided cell phones.

For 2009, we determined the level of perquisites and benefits to offer based on the Committee’s review of other financial institutions in our market area. We believe these perquisites serve a dual purpose. They are competitive with companies in our peer group, and they also facilitate the officer’s ability to work outside our corporate headquarters by assisting with travel and providing an external location to conduct business. See the Summary Compensation Table on page 20 for perquisites received by each named executive officer.

Other Executive Benefits - Retirement Benefits. The Company maintains supplemental executive retirement agreements (SERPs) in the form of salary continuation and split dollar agreements, for the benefit the Company’s named executive officers. The Committee’s goal is to provide competitive retirement benefits given the restrictions on executives within tax-qualified plans. The Committee has worked in past years with Clark Consulting and Grady and Associates in analyzing the possible benefits of using SERPs to address the issues of internal and external equity in terms of retirement benefits offered to all employees at the Company as a percentage of final average pay and executives in our peer group. The Committee approved supplemental retirement benefits for all named executive officers at levels deemed competitive with peers and within annual cost parameters established by the Committee. For more information on the SERPs, see page 21 of this Proxy Statement. Under the terms of the TARP and the CPP (both terms are defined below), no SERP benefits, except for those that are fully vested, can be accelerated or paid upon termination to the named executive officers so long as the US Treasury holds equity in the Company.

Other Executive Benefits - Severance Benefits. The Company has employment agreements with our named executive officers which provide, among other things, for severance benefits upon certain types of employment terminations. We believe employment agreements serve a number of functions, including (i) retention of our executive team; (ii) mitigation of any uncertainty about future employment and continuity of management in the event of a change in control; and (iii) protection of the Company and customers through non-compete and non-solicitation covenants. Additional information regarding the employment agreements may be found beginning on page 21 of this Proxy Statement. Under the terms of the TARP and the CPP (both terms are defined directly below), no severance benefits are payable upon termination to the named executive officers so long as the US Treasury holds equity in the Company.

Implications of Participation in the Troubled Asset Relief Program/Capital Purchase Program on Executive Compensation Arrangements

In October 2008, President George Bush signed into law the Emergency Economic Stabilization Act (“EESA”) which gave the US Treasury the authority to develop programs that would stabilize the U.S. financial institutions. Pursuant to this authority, the US Treasury developed the Troubled Asset Relief Program (“TARP”) which includes the Capital Purchase Program (“CPP”). On December 5, 2008, the US Treasury under the CPP invested $31,260,000 million in the Company’s preferred stock and a warrant for 543,337 shares of common stock. As a participant in the CPP, we have adopted certain requirements for executive compensation and corporate governance in accordance with the US Treasury’s interim final rule implementing the compensation and corporate governance requirements under EESA, as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), as well as additional guidance issued by the US Treasury from time to time following the issuance of the interim final rule. These rules were subject to a public comment period which has expired, but no final rule has been adopted. The rules in part (a) limit compensation to exclude incentives for senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution (b) provide for the recovery of any bonus, retention award or incentive compensation paid to certain employees based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate, (c) prohibit any golden parachute payment to a senior executive officer or any of the next five most highly compensated employees and (d) prohibit the payment or accrual of any bonus, retention award, or incentive compensation to certain employees, except that any such restriction does not apply to the payment of long-term restricted stock that meets specified conditions including a limit on value to one-third of the total amount of annual compensation of the employee receiving the stock. Under the CPP rules, the term “senior executive officer” is defined as the Chief Executive Officer, Chief Financial Officer and the next three most highly compensated employees. In 2008 at the time of entering into the CPP, each of the Company’s named executive officers signed an agreement with the Company agreeing to modify their compensation arrangements to the extent applicable to comply with these requirements. The CPP requirements remain in effect during the period that the US Treasury holds equity or debt securities of the Company.

The current compensation program has been and will continue to be limited as necessary to comply with the CPP restrictions including the elimination of cash bonuses and accruals, limiting the value of equity compensation awards, and the elimination of parachute payments as well as the other restrictions described above.

Participation in the CPP also required that the Compensation Committee, in conjunction with the Company’s senior risk officer, at least every six month discuss, evaluate, and review (1) the Company’s senior executive officer (“SEO”) compensation plans to ensure that those plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company, (2) the Company’s employee compensation plans in light of the risks posed to the Company by such plans and how to limit such risks, and (3) the Company’s employee compensation plans to ensure that those plans do not encourage the manipulation of the Company’s reported earnings to enhance the compensation of any employee. Further, the Compensation Committee must annually provide a narrative description of how the SEO compensation plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company (including how the SEO plans do not encourage behavior focused on short-term results rather than long-term value creation), the risks posed by the employee compensation plans and how these risks were limited (including how the employee compensation plans do not encourage behavior focused on short-term results rather that long-term value creation), and how the Company has ensured that the employee compensation plans do not encourage the manipulation of the Company’s reported earnings to enhance the compensation of any employee. Within this framework, a variety of topics were discussed including:

•

The parameters of acceptable and excessive risk taking in light of a number of considerations, including the understanding that some risk taking is an inherent part of the operations of a financial institution;

•	The other controls that the Company and the Bank have established (other than reviews of the Company’s compensation practices) that limit undesirable risk taking; and

•	The general business goals and concerns of the Company, ranging from growth and profitability to the need to attract, retain and incentivize top tier talent.

As a result of this review and discussion, it was determined by the committee that the design and goals of the existing SEO and employee incentive compensation arrangements do not create an incentive for the SEOs or employees to engage in unnecessary and excessive risk taking; encourage behavior that is focused on short-term results rather than long-term value creation; or encourage the manipulation of the Company’s reported earnings to enhance the compensation of any employee. The Committee believes that the discretionary nature of its decision-making process in determining the amount of any incentive compensation awards based upon its after-the-fact assessment of a variety of financial and other performance factors serves to mitigate the potential for excessive risk taking.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or formerly was, an officer or employee of the Company or the Bank. None of the named executive officers serves as a member or the board of directors of another entity whose executive officers or directors serve on the Company’s Board of Directors.

Board Leadership Structure and Risk Oversight

Our Company and the Bank have traditionally operated with separate Chief Executive Officer and Chairman of the Board positions. We believe it is our chief executive officer’s responsibility to manage the Company and the chairman’s responsibility to lead the Board. Thomas R. Sloan is currently serving as Chairman of the Board. All of the members of the Board of Directors, other than Swope Montgomery and Richard Callicutt, executive officers of the Company, are independent under Nasdaq listing requirements. The Company has four standing committees: Executive, Governance, Audit and Compensation. All but the Executive Committee is made up entirely of independent directors. Mr. Montgomery, the Chief Executive Officer, serves on the Executive Committee. The Bank has Asset Liability and Loan Committees. The duties of the Company’s committees and the qualifications of the independent directors have been described above. Each of the Company’s and the Bank’s committees considers risk within its area of responsibility. The Bank’s Asset Liability and Loan Committees give monthly reports to the Company’s Board. The Audit Committee and the full Board focus on the Company’s most significant risks in the areas of liquidity, credit, interest rate and general risk management strategy. The Board sets policy guidelines in the areas of loans and asset/liability management which are reviewed on an on-going basis. While the Board oversees the Company’s risk management, the Company’s and the Bank’s management are responsible for day-to-day risk management following the dictates of the Board’s policy decisions.

The Nominating Committee, as part of its annual review, evaluates the Board leadership structure and Board performance and reports its findings to the whole Board. The Board believes that having separate persons serving as chief executive officer and chairman and a majority of independent directors provides the optimal board leadership structure for our Company and our shareholders.

Does the Company have a Code of Ethics?

The Company and the Bank have a Code of Business Conduct and Ethics for its directors, officers and employees. The Code of Business Conduct and Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the best interests of the Company and the Bank. The Code of Business Conduct and Ethics is a guide to help ensure that all employees live up to the highest ethical standards.

A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.bankofnc.com.

As is permitted by SEC rules, the Company intends to post on its website any amendment to or waiver from any provision in the Code of Ethics for the CEO and senior financial officers that applies to the chief executive officer, the chief financial officer, the controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

Director Compensation

The following table reports all forms of compensation paid to or accrued for the benefit of each director during the 2009 fiscal year.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Lenin J. Peters, M.D.	$38,350	—	—	—	—	—	$38,350
Thomas R. Smith, CPA	$45,020	—	—	—	—	—	$45,020
D. Vann Williford	$34,650	—	—	—	—	—	$34,650
Richard F. Wood	$26,250	—	—	—	—	—	$26,250
Thomas R. Sloan	$40,020	—	—	—	—	—	$40,020
Larry L. Callahan	$25,800	—	—	—	—	—	$25,800
Joseph M. Coltrane, Jr.	$24,150	—	—	—	—	—	$24,150
Charles T. Hagan III	$26,500	—	—	—	—	—	$26,500
Randall R. Kaplan	$16,450	—	—	—	—	—	$16,450
W. Swope Montgomery, Jr.	$0	—	—	—	—	—	$0
Richard D. Callicutt II	$0	—	—	—	—	—	$0
Robert A. Team, Jr.	$28,300	—	—	—	—	—	$28,300

Directors’ Fees. For the fiscal year ended December 31, 2009, the Chairman of BNC’s Board of Directors received an annual retainer of $14,000 for his service, each Committee Chairman received an annual retainer of $10,000 for his service, and each other board member received an annual retainer of $6,000 for his service. In addition, members of the BNC Board received $550 and the Chairman of the Board received $950 per meeting of the Board of Directors. Members of the Executive Committee received $700 and the Chairman of the Executive Committee received $700 per Executive Committee meeting. Members of other committees (including the Bank committees) received $550 and Chairmen of other Committees received $700 per Committee meeting (except for the Chairman of the Audit Committee, who received $950 per meeting of the Audit Committee and Audit Committee members who receive $650 per meeting). Mr. Montgomery and Mr. Callicutt do not receive compensation for attendance at these meetings.

During 2009, directors’ fees totaled $347,190 in the aggregate. Except for $50,600, these fees were not paid in cash to the directors, but were placed into a “Directors Deferred Compensation Plan” which was approved by the BNC Board of Directors in January 1994. MAGNER Network LLC, in Atlanta, Georgia, administers this plan at an annual cost of $1,805 to the Company. Effective April 2, 2003, BNC established a Rabbi Trust to hold the directors’ accrued benefits under the plan.

Director Stock Option Plan. See “Executive Compensation - Stock Option Plans,” for a discussion of the directors’ benefits under the Stock Option Plan for Non-Employees/Directors.

Executive Officers

The following sets forth certain information with respect to the persons who are executive officers of the Company.

W. Swope Montgomery, Jr., age 61, serves as Chief Executive Officer of the Bank and President and Chief Executive Officer of the Company. He has been employed by the Bank since 1991 and the Company since its organization in 2002. Mr. Montgomery has a total of 39 years of banking experience.

Richard D. Callicutt, age 50, serves as President and Chief Operating Officer of the Bank and Executive Vice President and Chief Executive Officer of the Company. He has been employed by the Bank since 1991 and the Company since its organization in 2002. Mr. Callicutt has a total of 29 years of banking experience.

David B. Spencer, age 47, serves as Executive Vice President and Chief Financial Officer of the Bank and the Company. He has been employed by the Bank since 1997 and the Company since its organization in 2002. Mr. Spencer has a total of 24 years of banking experience.

Management Compensation

The executive officers of the Company are not paid any cash compensation by the Company. However, the executive officers of the Company also are executive officers of the Bank and receive compensation from the Bank.

The table on the following page shows, for the fiscal year ended December 31, 2009, the cash compensation received by, as well as certain other compensation paid or accrued for those years, the Company’s chief executive officer and the next two executive officers whose total annual salary and bonus exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards[4]	Option Awards	Non-Equity Incentive Plan Compensation (a)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (b)	All Other Compensation (c)		Total
Executive Officers of the Company and the Bank

W. Swope Montgomery, Jr. President and Chief Executive Officer of the Company and the Bank	2009	$345,200	$0	$72,710	—	—	$163,641	$35,459		$617,000
	2008	$335,200	$55,000	—	—	—	$200,289	$48,118	[1]	$638,607

Richard D. Callicutt II Executive Vice President and Chief Operating Officer of the Company and the Bank	2009	$268,650	$0	$66,100	—	—	$48,366	$17,811		$400,927
	2008	$249,200	$55,000	—	—	—	$59,672	$37,673	[2]	$401,545

David B. Spencer Executive Vice President, and Chief Financial Officer of the Company and the Bank	2009	$251,200	$0	$106,170	—	—	$29,996	$26,157		$413,523
	2008	$243,000	$55,000	—	—	—	$34,948	$32,452	[3]	$365,600

[1]

For Mr. Montgomery in 2009, this amount consisted of $800 paid for spouse to attend conferences, $1,100 for cell phone, $9,600 for automobile, $6,037 for country club dues, $14,236 contributed by the Bank for the 401(k) plan and $3,686 imputed income from Bank-owned split dollar insurance policy and in 2008, this amount consisted of $4,020 paid for spouse to attend conferences, $1,100 for cell phone, $9,600 for automobile, $7,428 for country club dues, $17,575 contributed by the Bank for the 401(k) plan and $8,395 imputed income from Bank-owned split dollar insurance policy.

[2]

For Mr. Callicutt in 2009, $1,100 for cell phone, $9,600 for automobile, $5,568 for country club dues, $0 contributed by the Bank for the 401(k) plan and $1,543 imputed income from Bank-owned split dollar insurance policy and in 2008, this amount consisted of $3,015 paid for spouse to attend conferences, $1,100 for cell phone, $9,600 for automobile, $5940 for country club dues, $14,281 contributed by the Bank for the 401(k) plan and $3,737 imputed income from Bank-owned split dollar insurance policy.

[3]

For Mr. Spencer in 2009, $1,100 for cell phone, $9,600 for automobile, $2,884 for country club dues, $10,990 contributed by the Bank for the 401(k) plan and $1,583 imputed income from Bank-owned split dollar insurance policy and in 2008, this amount consisted of $3,015 paid for spouse to attend conferences, $1,100 for cell phone, $9,600 for automobile, $2,700 for country club dues, $14,544 contributed by the Bank for the 401(k) plan and $1,493 imputed income from Bank-owned split dollar insurance policy.

[4]

Restricted stock awards were made to the following individuals as follows: Mr. Montgomery – 11,000 shares awarded 12/15/09 with a value on grant date of $6.61 per share; Mr. Spencer – 6,000 shares awarded 9/15/09 with a value on grant date of $7.78 per share and 9,000 shares awarded 12/15/09 with a value on grant date of $6.61; Mr. Callicutt – 10,000 shares awarded 12/15/09 with a value on grant date of $6.61. The restricted stock awards have a two year vesting period; however, no restricted stock awards will “fully vest” (become transferable or payable, except for the payment of taxes, which may become due and payable) unless allowed under the TARP and CPP rules and regulations.

Employment Agreements

On December 18, 2007 BNC and the Bank entered into employment agreements with Messrs. Montgomery, Callicutt and Spencer which have been amended for 409A compliance. The agreements have three-year terms, extending annually for one additional year at each anniversary unless the board of directors determines not to extend the term. Establishing the terms and conditions of the employment relationship and the executives’ initial base salary, the employment agreements also grant miscellaneous fringe benefits such as use of an automobile, reimbursement of club dues, and reimbursement of reasonable business expenses. The agreements also provide for indemnification against liabilities to which the executive may become subject because of his service to BNC and the Bank. Base salary for 2009 was $345,000 for Mr. Montgomery, $268,650 for Mr. Callicutt, and $251,200 for Mr. Spencer.

The agreements are terminable by BNC or the Bank with or without cause and terminate automatically when the executive attains age 65. The executive’s employment may be terminated for cause if and only if 75% or more of the directors, excluding the executive, vote to terminate the executive’s employment with cause at a special board meeting held for that purpose, with advance notice and the opportunity to oppose the board’s action given to the executive. The agreements provide explicitly for severance benefits after involuntary termination without cause and after voluntary termination with good reason, as well as benefits that become payable because of the occurrence of a change in control. Severance benefits are not payable for involuntary termination with cause or for voluntary termination without good reason. For termination because of death BNC and the Bank would provide without cost continued health care coverage to the executive’s family for one year, and for termination because of disability the executive would receive (x) base salary and other employee benefits until he becomes eligible for disability benefits under company plans and (y) continued insurance coverage for up to three years. Good reason for voluntary termination will exist if specified adverse changes in the executive’s employment circumstances occur without the executive’s consent, such as a material reduction in pay, benefits, or responsibilities or relocation of BNC’s executive offices. If the executive’s employment involuntarily terminates without cause or if he voluntarily terminates employment for good reason, he will receive in a single lump sum an amount equal to his undiscounted base salary for the unexpired term of the agreement, he will be paid in cash for the intrinsic value of his unvested stock options, he will continue to receive life and medical insurance benefits for a period that may be as long as the remaining term of the employment agreement, and he will be entitled to outplacement support of up to $25,000 and use of office facilities for one year. For this purpose the intrinsic value of unvested stock options means, for each share acquirable by exercise of the unvested option, the positive difference between the fair market value per share of BNC stock and the exercise price per share of the unvested option. Severance benefits payable after termination are conditional on the executive first entering into an agreement not to compete with BNC and the Bank. The duration of the provision not to compete with BNC and the Bank after termination of employment is 15 months in Mr. Montgomery’s and Mr. Callicutt’s case, and six months for Mr. Spencer. Benefits payable after a change in control are not conditional on the executive first entering into an agreement not to compete.

Although the employment agreements have provisions for payments upon a change in control, a requirement of participating in CPP is that the named executive officers had to enter into agreements that limited parachute payments during the time the UST holds equity in the Company. Under the terms of the CPP, none of the named executive officers would not have been entitled to payments had there been a termination of employment in 2009.

Salary Continuation and Endorsement Split Dollar Agreements

The Bank also entered into amended Salary Continuation Agreements and associated Endorsement Split Dollar Agreements with the executives on December 18, 2007. Also referred to as “SERPs,” the Salary Continuation Agreements promise a specified annual retirement benefit to each executive when he attains the normal retirement age – age 65 – or a reduced annual benefit if the executive’s employment terminates before age 65, whether termination occurs because of involuntary termination without cause, voluntary termination for any reason, or termination because of disability. Benefits for termination before age 65 are determined solely by the amount of the liability accrual balance maintained by the Bank. Consistent with generally accepted accounting principles the Bank’s liability accrual balance increases incrementally each month so that the final liability accrual balance at the executive’s normal retirement age equals the present value of the specified normal retirement benefit. If an executive’s employment terminates before age 65, instead of the specified normal retirement benefit he will receive a reduced annual benefit that is based on the amount of the Bank’s liability accrual balance when employment termination occurs. The reduced benefit would not be payable until the executive finally attains age 65. Annual SERP benefits are payable for life, and in the case of Messrs. Montgomery, Callicutt, and Spencer only the benefit increases annually by 3%. The SERPs also provide for a lump-sum cash benefit payable immediately after a change in control, regardless of whether the executive’s employment also terminates. For Messrs. Montgomery, Callicutt, and Spencer the lump-sum benefit would consist of cash in an amount equal to the present value of the executive’s specified normal retirement age benefit, meaning the liability accrual balance projected to exist when the executive attains age 65. The SERPs make clear that this lump-sum change-in-control benefit is payable on no more than one occasion. If the change-in-control benefit is paid under the SERPs the executives would be entitled to no other SERP benefits, except for a potential tax gross-up benefit and potential reimbursement of their legal expenses. The excise tax gross-up benefit potentially payable under the SERPs is not in addition to the excise tax gross-up benefit potentially payable under the executives’ employment agreements. Instead it is a single benefit affirmed in two separate agreements. If a change in control occurs while the executive is receiving or is entitled at age 65 to receive retirement benefits under the SERP, the executive would instead receive an immediate lump-sum payment consisting of the liability accrual balance. The Bank has assured each executive that it will reimburse the executive’s legal expenses if his SERP is challenged after a change in control, up to $500,000. This promise is in addition to the similar legal fee reimbursement promise contained in the employment agreements.

Under the terms of the TARP and the CPP, no SERP benefits, except for those that are fully vested, can be accelerated or paid upon termination to the named executive officers so long as the US Treasury holds equity in the Company.

The amended Endorsement Split Dollar Agreements associated with the SERPs assure the executives’ designated beneficiaries of a death benefit after the executive’s death, whether death occurs before or after employment termination, but if the executive is terminated for cause he would forfeit all benefits under his SERP and the associated Endorsement Split Dollar Agreement. At the executives’ death the executives’ designated beneficiaries would be entitled to (x) an amount equal to the liability accrual balance existing at the executive’s death, payable under the SERPs in a single lump 90 days after the executive’s death, and (y) under the Endorsement Split Dollar Agreements associated with the SERPs, 100% of the net death benefit payable under Bank-owned insurance policies on the executives’ lives, payable directly by the insurer to the designated beneficiary. The term net death benefit means the total life insurance policy death proceeds minus the policy cash surrender value. The policy cash surrender value is payable in its entirety to the Bank. The Financial Accounting Standards Board clarified in late 2006 that a split dollar arrangement providing post-retirement death benefits requires the employer to recognize compensation expense during an employee’s working years to account for the split dollar insurance obligation, even though the split dollar benefit will ultimately be paid by the insurance company and not the employer. Accordingly, the Bank recognizes compensation expense associated with this post-retirement split dollar insurance arrangement.

Stock Option Plans

As part of the Bank’s initial offering in 1994, the Board of Directors and the shareholders approved a nonqualified stock option plan for certain initial incorporators and directors (the “Stock Option Plan for Non-Employees/Directors”) and a qualified incentive stock option plan for key employees (the “Key Employee Option Plan”). The Stock Option Plans for Non-Employees/Directors and the Key Employee Option Plans are referred to collectively as the “Plans”. As part of the Bank’s reorganization to holding company form, BNC assumed the Bank’s obligations under the Plans.

The purpose of the Plans is to provide an incentive to attract and retain qualified personnel in key positions, to provide directors and key employees with a proprietary interest in BNC, and to reward directors and key employees for outstanding performance. Under the Plans, the option price per share cannot be less than the greater of $3.72 or the fair market value of a share at the time the option is granted. The period for exercising the option is no more than ten years from the date of grant. Options may be granted under the Plans which are either “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Code, or “nonqualified stock options” (“NSOs”) in the discretion of the Compensation Committee of BNC.

Omnibus Stock Ownership and Long Term Incentive Plan

In 2004, BNC shareholders approved the Omnibus Stock Ownership and Long Term Incentive Plan (the “Omnibus Plan”), which is administered by the Compensation Committee of the BNC Board of Directors (“Committee”). The purposes of the Omnibus Plan are to encourage and motivate key employees to contribute to the successful performance of BNC, the Bank and its subsidiaries and the growth of the market value of the BNC Common Stock; to achieve a unity of purpose among the key employees and BNC’s shareholders by providing ownership opportunities, and a unity of interest in the achievement of BNC’s primary long term performance objectives; and to retain key employees by rewarding them with potentially tax-advantageous future compensation.

The employees of BNC and its subsidiaries, who are designated as eligible participants by the BNC Board of Directors, may receive awards of Rights (as defined below) under the Omnibus Plan. The value of the benefits to be received by participants under the Omnibus Plan is not determinable. On April 21, 2010, the closing price of the common stock on the Nasdaq Capital Market was $9.58.

Rights Which May Be Granted. Under the Omnibus Plan, the Committee may grant or award eligible participants (employees of the Company and its subsidiaries) options, rights to receive restricted shares of common stock (“Restricted Stock”), and/or stock appreciation rights (“SARs”). These grants or awards of options, Restricted Stock and/or SARs are referred to as “Rights”. The number of shares of common stock available under the Omnibus Plan for grants of Rights is 206,250, as such number has been adjusted for stock splits occurring since establishment of the Omnibus Plan. All Rights must be granted or awarded within ten (10) years of the date of the BNC Board’s adoption of the Omnibus Plan.

Options. Options granted under the Omnibus Plan to eligible directors and employees may be either incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”). The exercise price of an Option may not be less than 100% of the last-transaction price for the common stock quoted by the Nasdaq Market on the date of grant.

Restricted Stock. The Committee may award Rights to acquire shares of common stock, subject to certain transfer restrictions (“Restricted Stock”) to eligible participants under the Omnibus Plan for such purchase price per share, if any, as the Committee, in its discretion, may determine appropriate. The Committee will determine the expiration date for each Restricted Stock award, up to a maximum of ten years from the date of grant. In the Committee’s discretion, it may specify the period or periods of time within which each Restricted Stock award will first become exercisable, which period or periods may be accelerated or shortened by the Committee. Under the terms of the Omnibus Plan, the Committee also has the discretion to pay out awards of Restricted Stock in the Company’s common stock, cash or a combination of stock and cash.

Stock Appreciation Rights. The Omnibus Plan provides that the Committee may award to eligible directors and employees Rights to receive cash based upon increases in the market price of common stock over the last transaction price of the common stock on the Nasdaq Market (the “Base Price”) on the date of the award. The Committee may adjust the Base Price of a SAR based upon the market value performance of the common stock in comparison with the aggregate market value performance of a selected index or at a stated annual percentage rate. The expiration date of a SAR may be no more than ten years from the date of award.

Each SAR awarded by the Committee may be exercisable immediately or may become vested over such period or periods as the Committee may establish, which periods may be accelerated or shortened in the Committee’s discretion. Each SAR awarded will terminate upon the expiration date established by the Committee, termination of the employment or directorship of the SAR recipient, or in the event of a change in control, as described above in connection with the termination of Options.

Adjustments. In the event the outstanding shares of the common stock are increased, decreased, changed into or exchanged for a different number or kind of securities as a result of a stock split, reverse stock split, stock dividend, recapitalization, merger, share exchange acquisition, or reclassification, appropriate proportionate adjustments will be made in (i) the aggregate number or kind of shares which may be issued pursuant to exercise of, or which underlie, Rights; (ii) the exercise or other purchase price, or Base Price, and the number and/or kind of shares acquirable under, or underlying, Rights; and (iii) rights and matters determined on a per share basis under the Omnibus Plan. Any shares of common stock allocated to Rights granted under the Omnibus Plan which are subsequently cancelled or forfeited will be available for further allocation upon such cancellation or forfeiture.

Federal Income Tax Consequences.

(a) Options. Under current provisions of the Code, the federal income tax treatment of ISOs and NSOs is different. Options granted to employees under the Omnibus Plan may be ISOs which are designed to result in beneficial tax treatment to the employee but not a tax deduction to the Company.

The holder of an ISO generally is not taxed for federal income tax purposes on either the grant or the exercise of the option. However, the optionee must include in his or her federal alternative minimum tax income any excess (the “Bargain Element”) of the acquired common stock’s fair market value at the time of exercise over the exercise price paid by the optionee. Furthermore, if the optionee sells, exchanges, gives or otherwise disposes of such common stock (other than in certain types of transactions) either within two years after the option was granted or within one year after the option was exercised (an “Early Disposition”), the optionee generally must recognize the Bargain Element as compensation income for regular federal income tax purposes. Any gain realized on the disposition in excess of the Bargain Element is subject to recognition under the usual rules applying to dispositions of property. If a taxable sale or exchange is made after such holding periods are satisfied, the difference between the exercise price and the amount realized upon the disposition of the common stock generally will constitute a capital gain or loss for tax purposes.

Options granted to directors under the Omnibus Plan would be “NSOs.” In general, the holder of an NSO will recognize at the time of exercise of the NSO, compensation income equal to the amount by which the fair market value of the common stock received on the date of exercise exceeds the sum of the exercise price and any amount paid for the NSO.

If an optionee exercises an ISO or NSO and delivers shares of common stock as payment for part or all of the exercise price of the stock purchased (the “Payment Stock”), no gain or loss generally will be recognized with respect to the Payment Stock; provided, however, if the Payment Stock was acquired pursuant to the exercise of an ISO, the optionee will be subject to recognizing as compensation income the Bargain Element on the Payment Stock as an Early Disposition if the exchange for the new shares occurs prior to the expiration of the holding periods for the Payment Stock.

The Company generally would not recognize gain or loss or be entitled to a deduction upon either the grant of an ISO or NSO or the optionee’s exercise of an ISO. The Company generally will recognize gain or loss or be entitled to a deduction upon the exercise of an NSO. If there is an Early Disposition, the Company generally would be entitled to deduct the Bargain Element as compensation paid to the optionee.

The above and other descriptions of federal income tax consequences are necessarily general in nature and do not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Such descriptions may not be used to avoid any federal tax penalty. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

(b) Restricted Stock. Pursuant to Section 83 of the Code, recipients of Restricted Stock awards under the Omnibus Plan will recognize ordinary income in an amount equal to the fair market value of the shares of common stock granted to them at the time that the shares vest and become transferable. The Company will be entitled to deduct as a compensation expense for tax purposes the same amounts recognized as income by recipients of Restricted Stock awards in the year in which such amounts are included in income.

(c) SARs. Pursuant to Section 83 of the code, recipients of SARs under the Omnibus Plan will recognize, at the time a SAR award is exercised, ordinary income in an amount equal to the difference between the fair market value of the common stock at the time of award of the SAR and the fair market value of the common stock at the time that the SAR is exercised. The Company will be entitled to deduct as a compensation expense for tax purposes the same amounts recognized as income by recipients of SAR awards in the year in which such amounts are included in income.

BNC may at any time alter, suspend, terminate or discontinue the Omnibus Plan, subject to any applicable regulatory requirements and any required shareholder approval or any shareholder approval which BNC Board may deem advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying applicable stock exchange or quotation system listing requirements. The BNC Board may not, without the consent of a participant, make any alteration which would deprive the participant of his rights with respect to any previously granted Rights. Termination of the Omnibus Plan would not affect any previously granted Rights.

In 2009, restricted stock grants were made to Mr. Montgomery – 11,000 shares, Mr. Callicutt – 10,000 shares, and Mr. Spencer – 15,000 shares. Additional information about these awards can be found in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year End Table.

Incentive Compensation Plans

Bonuses-Annual Cash Incentive Awards. The Company has adopted a program named Compensation for Stakeholders which determines the overall incentive pool to be distributed to employees bankwide, including executive officers. The purpose of the program is to promote achievement of the Company’s annual performance goals. As part of this program, ten key variables that drive profitability are tracked relative to the prior year, and as levels are obtained in each of the key variables above a minimum acceptable growth rate, a percentage of the incremental pretax enhancement is allocated to each of the bankwide and management incentive pools. If the Company does not achieve at least net income growth of greater than 4% of the prior year’s and the Bank’s regulatory ratings are no more than two in all categories, no incentive award is made. After the minimum performance goals are met, a portion of every dollar over the minimum is added to the pool to be divided among employees and named executive officers. This program awards improvements in areas such as average loans, average core deposits, net interest income, net interest margin, efficiency ratio, non-interest income, while deducting for unacceptable levels of credit quality, including charge-offs, nonperforming assets, and loans past due. This program has been in place at the Bank and the Company for over nine years, and has allowed our organization to create a culture where our employees interests and actions are closely aligned with our shareholders’ interest on a daily basis. The program provides directors with a rationale that is used by the Compensation Committee and quantifies the correlations between incentive pool totals with expected increases in net income and return on tangible equity levels.

In 2009, the Company-wide Compensation for Stakeholders plan resulted in no bonus pool. However, the plan provides for a discretionary component to reward employees for exceptional performance in times when industry and economic challenges are not conducive to increases in the Company’s and Bank’s performance. The Compensation Committee compares Company performance relative to peer performance and provides incentives where it is deemed warranted. All employees, except, as required by the TARP and CPP , the five most highly compensated employees, which includes the named executive officers, received a small discretionary bonus in 2009.

Outstanding Equity Awards at Fiscal Year End. The table below gives information related to equity awards held by the Company’s named executive officers the end of fiscal year 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable[1] (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[2] (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Swope Montgomery	15,125	0	0	5.95	06/17/2012			11,000	83,435
	9,625	0	0	11.82	08/17/2014
	27,500	0	0	13.64	01/15/2015
Richard Callicutt	22,000	0	0	13.64	01/15/2015			10,000	75,850
David Spencer	22,000	0	0	13.64	01/15/2015			6,000	45,510
	9,625	0	0	11.82	08/17/2014			9,000	68,265

[1]	All stock option awards are fully vested.
[2]

Restricted stock granted under the Omnibus Plan which does not vest until two years from the grant date and unless the officer is still employed. (In addition, no restricted stock awards will “fully vest” (become transferrable or payable, except for the payment of taxes which may become due and payable) unless allowed under the TARP and CPP regulations.

Profit Sharing Plan and 401(k) Plan

The Bank maintains a Profit Sharing Plan and Trust with a qualified cash or deferred feature (the “Retirement Plan”) under Section 401(k) of the Code of 1986, as amended (the “Code”). All full-time employees as of the beginning of the plan year are eligible to participate in the Retirement Plan. A participating employee may contribute, through payroll deduction, from 1% to 15% of his/her salary on a tax deferred basis subject to the requirements of Section 401(k) of the Code. The Bank has agreed to contribute to the Retirement Plan an amount equal to 50% of such payroll deductions, but no more than 6% of total compensation. The Bank can, in its discretion, make additional contributions to the Plan. Any contributions by the Bank will be fully vested in the participant if he/she has six years of service with the Bank and will be reduced by 20% for each lesser number of years.

Indebtedness of and Transactions with Management and Directors and Director Independence

The Company is a “listed issuer” under the rules and regulations of the Exchange Act whose common stock is listed on Nasdaq. The Company uses the definition of independence contained in Nasdaq’s listing standards to determine the independence of its directors and that the Board of Directors and each standing committee of the Board is in compliance with Nasdaq listing standards for independence.

Certain directors and executive officers of the Bank and their immediate families and associates were customers of and had transactions with the Bank in the ordinary course of business during 2009. All outstanding loans, extensions of credit or overdrafts, endorsements and guarantees outstanding at any time during 2009 to the Bank’s executive officers and directors and their family members were made in the ordinary course of its business. These loans are currently made on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present any other unfavorable features.

The Bank leases its loan production office in Winston-Salem, North Carolina from 1400 Westgate Associates, LLC (“Westgate”). Director Robert A. Team, Jr. owns 100% of Westgate. Pursuant to the terms of the lease for the one facility leased by the Bank, during 2009 the Bank paid a total of $49,211.52 to Westgate in lease payments for the facility. The facility is subject to a two year lease between the Bank and Westgate. The Board of Directors routinely, and no less than annually, reviews all transactions, direct and indirect, between the Company or the Bank and any employee or director, or any of such person’s immediate family members. Transactions are reviewed as to comparable market values for similar transactions. All material facts of the transactions and the director’s interest are discussed by all disinterested directors and a decision made about whether the transaction is fair to the Company and the Bank. A majority vote of all disinterested directors is required to approve the transaction. The transaction with Robert Team was reviewed by the disinterested Board members according to BNC’s normal practices and an affirmative determination was made that this lease transaction did not affect Mr. Team’s independence as a director of the Company.

The Board of Directors also evaluates the influence family relationships may have on the independence of directors who are related by blood or marriage. There are no such relationships on the BNC Board of Directors.

PROPOSAL 2

APPROVAL TO AUTHORIZE THE COMPANY TO ISSUE COMMON STOCK IN ONE OR MORE NON-PUBLIC OFFERINGS IN ACCORDANCE WITH NASDAQ MARKETPLACE RULE 5635.

We are seeking shareholder approval to extend the authorization of the Company to issue shares of common stock in non-public offerings in accordance with Nasdaq Marketplace Rule 5635. Shareholders approved by 94.8% to authorize the Company to issue shares of common stock in accordance with Nasdaq Marketplace Rule 5635 on January 29, 2010 at a Special Meeting of Shareholders. We said at that time that any issuance of shares of common stock pursuant to one or more non-public offerings would occur no later than our 2010 annual meeting of shareholders. We have not participated in any non-public offerings to date but management believes that there are still attractive business opportunities that may arise as a consequence of market disruption caused by the current economic conditions and the weakened financial condition of some financial institutions compared to the Company’s strong performance.

Background and Reasons for Requesting Shareholder Approval

Since 1996, the Company and its subsidiary, Bank of North Carolina (the “Bank”), have grown assets at a compounded annual rate of 28.5%, deposits at 28.4% and net loans at 27%. As of December 31, 2009, the Bank has 17 banking offices and is the 11th largest North Carolina domiciled bank by assets. This growth has been achieved through a combination of organic growth and strategic acquisitions, including the 2006 merger with Sterling South Bank & Trust Company. On April 9, 2010, the Bank acquired certain assets and liabilities of Beach First National Bank (“Beach First”), a national banking association, headquartered in Myrtle Beach, South Carolina from the FDIC, as receiver for Beach First, pursuant to a purchase and assumption agreement. Under the terms of the agreement, the Bank purchased approximately $614 million in assets from the FDIC, as receiver for Beach First and will assume substantially all of the liabilities of Beach First, including approximately $499 million in customer deposits. Both the Company and the Bank remained “well capitalized” on a pro forma basis after the transaction. While no additional capital was required to fund the transaction, management sees additional opportunities to serve attractive markets in the Carolinas and beyond and, with shareholder approval of this proposal, plan to carefully deploy investor capital in the future to maximize long term shareholder value.

Many financial institutions have been adversely affected by the current economic conditions affecting the global, U.S. and North Carolina economies. Dramatic declines in the housing market, with falling home prices, increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. In 2009, a total of 133 financial institutions failed, and as of September 30, 2009, the FDIC reported an additional 552 institutions on its watchlist of troubled banks.

Notwithstanding the difficult current economic conditions, and unlike many of its peers and larger financial institutions, the Company and the Bank have both maintained “well-capitalized” status and remained profitable throughout the current financial crisis. As a consequence, we anticipate being presented with attractive growth opportunities in the coming months as we did in the FDIC-assisted transaction with Beach First. With FDIC-assisted transactions, like the Company’s with Beach First, the FDIC guarantees certain credit losses and operating expenses associated with defaults pursuant to a loss share agreement with the acquirer. We may also consider strategic acquisitions of distressed banks outside the FDIC-assisted program, opening branch offices in new markets or entering new lines of business.

If a suitable opportunity were presented to the Company, the Company may be required to raise additional capital to recapitalize any acquired assets, pay for any associated transaction costs and safeguard the “well-capitalized” status of the Company and the Bank. Given the recent turbulence of the public markets, the Board of Directors considers that it is in the best interests of the Company and its shareholders that the Company, rather than raising capital in the public markets, have the ability to raise capital in one or more non-public offerings. Because of the exigent circumstances that prompt such opportunities, often the successful acquirer or market entrant must be ready to complete the acquisition or commit to the business opportunity on very short notice. Non-public offerings can often be completed relatively quickly, with better pricing, contingent terms and less dilution to existing shareholders than a public offering. Management believes that should an appropriate business opportunity become available, the most cost-effective and flexible way to secure capital may be by way of a non-public offering, as opposed to a public offering.

Because the Company’s common stock is traded on the Nasdaq Capital Market, the Company is subject to the Nasdaq Marketplace Rules. Rule 5635 sets forth the circumstances under which shareholder approval is required prior to an issuance of securities in connection with: (i) the acquisition of the shares or assets of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control; and (iv) non-public offerings. This Rule 5635 effectively restricts the Company from issuing more than 1,468,380 shares of its common stock (20% of the outstanding common stock) in a non-public offering without first obtaining shareholder approval. This effectively restricts the Company from issuing more than 1,468,380 shares of its common stock in a non-public offering without first obtaining shareholder approval. Should the Company consider it necessary to issue more than 1,468,380 shares of its common stock in a non-public offering, then the need to obtain shareholder approval and the resultant delays, uncertainty as to outcome, and public disclosure of the terms of the proposed transaction may prejudice the Company’s ability to successfully bid on and close the transaction within the given time period.

Accordingly, in order to position the Company to be ready to raise sufficient capital in a timely and cost effective manner to take advantage of any attractive business opportunity that might arise as a consequence of the market disruption caused by current economic conditions, the Company is proactively seeking the necessary shareholder approval now. At this time, we have no firm plans to conduct a non-public offering.

Restrictions on the Issuance of Common Stock in Non-public Offerings

Where a company has not previously obtained approval for a specific transaction, published interpretive Nasdaq guidance indicates that general authorizations will not be effective unless the proposal contains parameters specifying the maximum number of shares to be issued, the maximum dollar amount of the issuance, the maximum discount to market, and the duration of the shareholder approval. Accordingly, if the Proposal is approved, the following restrictions will apply to the issuance of any common stock pursuant to such approval:

(i)	not more than 15 million shares of common stock may be issued in the aggregate;

(ii)	the aggregate dollar amount of the non-public offerings shall be no more than $180 million;

(iii)	the maximum discount at which the shares of common stock may be offered in any non-public offering shall be 15% below the average volume weighted average price of one share of common stock for the five days ending on the second business day prior to the expiration of the non-public offering; and

(iv)	the issuance of shares of common stock pursuant to one or more non-public offerings shall occur not later than December 31, 2010.

No Obligation to Conduct Any Stock Offering

Shareholder approval of the Proposal does not require us to conduct any stock offering. However, if shareholders approve the Proposal, we may sell shares of our common stock without receiving further shareholder approval, subject to the restrictions of the securities laws, North Carolina corporate laws and other restrictions imposed by the Nasdaq Marketplace Rules.

Principal Effects on Outstanding Common Stock

The issuance of shares of our common stock in a public or non-public stock offering would dilute, and thereby reduce, each existing shareholder’s proportionate ownership in our shares of common stock. The Board of Directors has not yet determined the terms and conditions of any non-public stock offerings. As a result, the level of potential dilution cannot be determined at this time, but as discussed above, the Company may not issue more than seven million shares of common stock in the aggregate. The issuance of shares at less than the then-existing market price may reduce the price per share of shares held by existing shareholders who do not purchase shares in the stock offering. It is anticipated that if we conduct a non-public stock offering, some of the shares we sell will be to one or more investors such that those investors could acquire a large block of our common stock. This would concentrate voting power in the hands of a few shareholders who could exercise greater influence on our operations or the outcome of matters put to a vote of shareholders in the future. Although we do not anticipate the issuance of common stock pursuant to the Proposal will result in a “change in control” (as used in Nasdaq Marketplace Rule 5625), in the event it does, shareholder approval of the Proposal will also constitute approval of any change of control for the purposes of Nasdaq Marketplace Rule 5635 and no additional shareholder approval will be required.

We cannot determine what the actual net proceeds from the sale of the shares of common stock in any one or more non-public offerings will be until any such stock offerings are completed, but as discussed above, the aggregate dollar amount of the non-public offerings shall be no more than $46 million. If one or more non-public offering are completed, the net proceeds retained by the Company will used to fund any business opportunities, be invested in the Bank and used for general corporate purposes. We currently have no arrangements or understandings regarding any specific transaction with investors, so we cannot predict whether we will be successful should we seek to raise capital from any non-public stock offerings.

Vote Requirement

Approval of the Proposal requires the affirmative vote of a majority of the total votes cast of the shares represented in person or by proxy and entitled to vote on the Proposal.

Effect of Failure to Approve the Proposal

If our shareholders do not approve the Proposal, we will not have the flexibility to negotiate non-public offerings above certain amounts. In certain transactions, additional capital may not be required unless the transaction is completed. With the ability to sell shares in excess of the Nasdaq Marketplace rule, we can negotiate “contingent” capital which becomes available only when needed to undertake a specific transaction or endeavor. Public markets do not afford the Company this flexibility; thus, the Company may not be able to take advantage of time-sensitive opportunities.

Interests of Directors and Executive Officers

The Company’s directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of the Company’s common stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL TO AUTHORIZE THE COMPANY TO ISSUE SHARES OF COMMON STOCK IN ONE OR MORE NON-PUBLIC OFFERINGS IN ACCORDANCE WITH NASDAQ MARKETPLACE RULE 5635.

PROPOSAL 3

APPROVAL OF AMENDMENT NO. 1 TO THE COMPANY’S

OMNIBUS STOCK OPTION AND LONG TERM INCENTIVE PLAN

The Company’s Board of Directors believes that it is in the best interests of the Company and the Bank to continue to attract and retain talented directors and employees by awarding them stock-based incentives to materially contribute to the success of the Company. Therefore, the Board of Directors has adopted Amendment No. 1 to the Company’s Omnibus Plan, subject to shareholder approval, which provides for an increase of 400,000 shares of the Company’s common stock underlying Rights which may be granted pursuant to the Omnibus Plan. The Rights which may be granted include Options, Restricted Stock, and SARs. A description of the Omnibus Plan is included in the section entitled “Omnibus Stock Ownership and Long Term Incentive Plan” on pages 23 through 26 in this Proxy Statement.

All of these Rights must be granted or awarded by May 18, 2014, ten years from the date the Omnibus Plan was originally approved by the Company’s shareholders. The terms and conditions under which such Rights may be awarded are identical to any Rights previously awarded. No other changes to the Omnibus Plan are being considered or have been approved by the Board of Directors. Both key employees and directors are eligible to receive awards of Rights under the Omnibus Plan.

A copy of Amendment No. 1 to the BNC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan is attached to this Proxy Statement as Appendix A.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF AMENDMENT NO. 1 TO THE COMPANY’S OMNIBUS PLAN.

PROPOSAL 4

ADVISORY (NON-BINDING) PROPOSAL TO APPROVE THE COMPENSATION OF THE

COMPANY’S NAMED EXECUTIVE OFFICERS

The Company believes that our 2009 compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders. These policies and procedures are described in detail on pages 19 to 27 of this Proxy Statement.

The ARRA provides that all participants in the TARP permit a non-binding shareholder vote to approve the compensation of the participant’s executives. Therefore, the Board of Directors is providing our shareholders with the right to cast an advisory vote on the compensation of the Company’s NEOs at the 2009 Annual Meeting of Shareholders.

This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to vote on the compensation of our NEOs through the following resolution:

“RESOLVED, that the shareholders of BNC Bancorp approve the compensation of its Named Executive Officers named in the Summary Compensation Table in this Proxy Statement, as described in the narrative and the tabular disclosure regarding the compensation of the Named Executive Officers contained in this Proxy Statement.”

Under the ARRA, your vote on this matter is advisory and will therefore not be binding upon the Board of Directors. However, the Compensation Committee will take the outcome of the vote into consideration when determining further executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM

The Audit Committee of the BNC Board of Directors has appointed Cherry, Bekaert & Holland, L.L.P. (“CBH”) as the independent registered public accounting firm to audit the financial statements of BNC for the fiscal year ending December 31, 2010, subject to ratification by BNC’s shareholders. Representatives of CBH are expected to attend the BNC Annual Meeting and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from shareholders.

Audit Fees Paid to Independent Registered Public Accounting Firm

Audit Fees. Fees paid or expected to be paid to CBH for the financial audit of BNC’s annual consolidated financial statements, report on internal controls of financial reporting, and reviews of financial statements included in quarterly filings on Form 10-Q for the years ended December 31, 2009 and 2008 amounted to $168,000 for each year. The Company paid CBH $12,142 in audit related fees in connection with the filings of Registration Statements with the SEC. The Company paid CBH $15,000 during 2009 and $20,000 in 2008 for assurance services related to the audit of the financial statements of the 401(k) Plan. No other fees for any other services were paid to CBH during the fiscal year ended December 31, 2009.

The fees billed by CBH are pre-approved by the Audit Committee of the Company in accordance with the policies and procedures for the Audit Committee set forth in the committee’s charter. The Audit Committee typically pre-approves all audit and non-audit services provided by the Company’s independent auditors and may not engage the independent auditors to perform any prohibited non-audit services. For 2009 and 2008, one hundred percent of the total fees paid for audit, audit related and tax services were pre-approved. The Audit Committee has determined that the rendering of non-audit professional services by CBH, as identified above, is compatible with maintaining CBH’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF CBH AS INDEPENDENT AUDITOR FOR THE COMPANY AND THE BANK FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

It is presently anticipated that the 2011 Annual Meeting of Shareholders of the Company will be held in May 2010. In order for shareholder proposals to be included in the Company’s proxy materials for that meeting, such proposals must be received by the Secretary of the Company at the Company’s principal executive office no later than December 31, 2010 and meet all other applicable requirements for inclusion in the proxy statement.

In the alternative, a shareholder may commence his or her own proxy solicitation and present a proposal from the floor at the 2011 Annual Meeting of Shareholders of the Company. In order to do so, the shareholder must notify the Secretary of the Company in writing, at the Company’s principal executive office no later than March 15, 2011, of his or her proposal. If the Secretary of the Company is not notified of the shareholder’s proposal by March 15, 2011, the Board of Directors may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Board of Directors for the 2011 Annual Meeting.

OTHER MATTERS

Management knows of no other matters to be presented for consideration at the Meeting or any adjournments thereof. If any other matters shall properly come before the Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

MISCELLANEOUS

The Form 10-K of the Company for the year ended December 31, 2009, which includes financial statements audited and reported upon by the Company’s independent auditor, is being mailed as with this Proxy Statement and filed with the SEC; however it is not intended that the Form 10-K be deemed a part of this Proxy Statement or a solicitation of proxies.

By Order of the Board of Directors,

/s/ W. Swope Montgomery, Jr.
W. Swope Montgomery, Jr.
President and Chief Executive Officer

High Point, North Carolina

April 29, 2010

Appendix A

AMENDMENT NO. 1

TO THE

BNC BANCORP

OMNIBUS STOCK OWNERSHIP AND

LONG TERM INCENTIVE PLAN

This is Amendment No. 1 to the BNC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan (the “Omnibus Plan”) of BNC Bancorp, a North Carolina corporation with its principal office in High Point, North Carolina (the “Company”) under which ISOs, and Non-Qualified Options to acquire shares of the Stock, Restricted Stock, or SARs, have been, prior to the date hereof, and may be granted from time to time in the future to Eligible Directors and Eligible Employees of the Company and any of its Subsidiaries. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

Whereas, the Plan was established to promote the interests of the Company by attracting and retaining directors and employees of outstanding ability and to provide executive and other key employees of the Company and its Subsidiaries greater incentive to make material contributions to the success of the Company by providing them with equity based compensation, which will increase in value based upon the market performance of the Company’s common stock and corporate achievement of financial and other performance goals.

Whereas, the Plan was approved by the Company’s shareholders on May 18, 2004.

Whereas, as of December 31, 2009 only Rights representing 18,615 shares of common stock were remaining to be awarded under the Plan.

Whereas, the Company’s Board of Directors is committed to the stated goals of the Plan and believes that continuing such Plan is in the best interest of the Company and its shareholders.

Whereas, the Board of Directors, subject to shareholder approval at the Annual Meeting of Shareholders to be held on June 15, 2010, has approved amending the Plan to provide for additional shares to the Plan Pool as set forth in this Amendment No. 1.

AMENDMENT

The definition of “Plan Pool”, contained in ARTICLE I DEFINITIONS, shall be amended to include an additional 400,000 shares of authorized but unissued Common Stock, as adjusted pursuant to Section 2.3(b) from time to time, which shall be available as Stock under the Plan.

All other definitions and all other rights, terms and conditions set forth in the Plan shall remain the same with the same force and effect as originally adopted and approved by the Company’s shareholders.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY BNC BANCORP

	For	With- hold	For All Except

ANNUAL MEETING OF SHAREHOLDERS

JUNE 15, 2010

5:30 P.M.

The undersigned shareholder of BNC Bancorp, a North Carolina corporation (the “Company”), hereby constitutes and appoints Thomas R. Sloan, Thomas R. Smith, and W. Swope Montgomery, Jr., or any of them, attorneys and proxies with full power of substitution, to act and vote on behalf of the undersigned at the Annual Meeting of Shareholders of BNC Bancorp to be held at the High Point Country Club, 808 Country Club Drive, High Point, North Carolina, at 5:30 p.m., local time, and any adjournment or postponement thereof , as follows:

1. Election of four persons to serve as Directors for three year terms or until their respective successors are duly elected and qualify	☐	☐	☐

Three year terms:

Lenin J . Peters, M.D., Thomas R. Smith, CPA, D. Vann Williford,

Thomas R. Sloan

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

	For	Against	Abstain

2. Approval to extend authorization for the Company to issue shares of common stock in one or more non- public offerings in accordance with Nasdaq Rule 5635.	☐	☐	☐

3. Approval for Amendment No. 1 to the BNC Omnibus Stock Ownership and Long Term Incentive Plan.	☐	☐	☐

4. Approval of the compensation of the Company’s executive officers.	☐	☐	☐

5.   Ratification of the appointment of Cherry, Bekaert & Holland LLP by BNC Bancorp’s Audit Committee as the independent registered public accounting firm for BNC Bancorp for its fiscal year ending December 31, 2010.

	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

If a proxy is returned and no instructions are given, the proxy will be voted for each of the proposals. If instructions are given with respect to one but not all proposals, (i) such instructions as are given will be followed, and (ii) the proxy will be voted for any proposal for which no instructions are given. If any other business that falls within the purposes set forth in the Notice of Annual Meeting is presented at the Annual Meeting, this proxy shall be voted in accordance with the proxy committee’s best judgment.

¿     Detach above card, sign, date and mail in postage paid envelope provided.    ¿

BNC BANCORP

The above signed acknowledges receipt from the Company, prior to the election of this Proxy, of a Notice of Annual Meeting and a Proxy Statement dated April 29, 2010.

Please sign exactly as your name appears herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign, but only one signature is required.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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